Exhibit 10.6

WHEN RECORDED RETURN TO:
Global Water Resources, LLC
22601 N. 19th Avenue
Suite 210 Phoenix, Arizona 85027	OFFICIAL RECORDS OF PINAL COUNTY RECORDER LAURA DEAN-LYTLE

DATE/TIME: 09/07/04 1158
FEE: $51.00
PAGES: 43
FEE NUMBER: 2004-069870

INFRASTRUCTURE COORDINATION AGREEMENT

THIS SERVICE AGREEMENT (this “Agreement”) is entered into as of July 1, 2004 between Global Water Resources, LLC, an Arizona limited liability company (“Coordinator”) and JNAN, LLC, an Arizona limited liability company (“Landowner”).

RECITALS

A.        Coordinator is engaged in the business of, among other things, providing the following services or benefits to landowners, directly, or indirectly through its subsidiaries or affiliates, including Santa Cruz Water Company, LLC, an Arizona limited liability company (“SCW”) and Palo Verde Utilities Company, LLC, an Arizona limited liability company (“PVU”): (i) developing master utility plans for both wet and dry utilities of all types, including without limitation natural gas, electricity, cable television, Internet, intranet, and telecommunications services; (ii) providing construction services for water and wastewater treatment facilities, (iii) facilitating the provision of water and wastewater services, (iv) facilitating the provision of dry utility services, and/or (v) providing access to long-term agreements with strategic partners that provide natural gas, electrical, telecommunications, Internet, intranet, and cable television services, and other similar services. Coordinator is a non-regulated company and is not subject to utility regulation by the State of Arizona Corporation Commission (the “Commission”).

B.        SCW and PVU are (i) fully accredited public service companies approved by the Commission to provide water company and wastewater company services, respectively (the “Utility Services”), and (ii) regulated utility companies, subject to regulation by the Commission.

C.        Landowner is in the process of entitling and/or developing certain real property, as more fully described on Exhibit A hereto (the “Development”) and, in connection therewith, desires (i) to engage Coordinator to provide various services and to coordinate the activities of

SCW and PVU with respect to the provision of Utility Services to and with respect to the Development, and (ii) to ensure that Development is included as part of the service area expansion for SCW and PVU, on the terms and conditions hereinafter set forth. Landowner currently plans to sell the land in multiple development phases.

D.        The Coordinator plans to include the Development in the June, 2004 application filing with the Commission for the expansion of the Certificate of Convenience and Necessity (“CC&N”) covering the provisions of Utility Services by SCW and PVU.

E.        The parties acknowledge that the expansion of the CC&N cannot be finalized until such time as the appropriate Arizona Department of Water Resources (“ADWR”) and Arizona Department of Environmental Quality (“ADEQ”) permits and approvals are in place.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.        Obligations of Coordinator. Upon execution of this Agreement, Coordinator shall coordinate its activities and those of SCW and PVU and will use commercially reasonable best efforts as necessary to make Utility Services available to Landowner. Water and wastewater lines will be constructed to the property line of the Development and reclaimed water lines will be constructed to a water storage facility within the Development, at locations to be designated by Coordinator (the “Delivery Point”). In addition to other administrative services to be provided by Coordinator, Coordinator agrees to use its good faith efforts to coordinate and provide access to expanded dry utility agreements currently in place to benefit the Development. The dry utility services may include natural gas, electricity, telephone, cable television, Internet, and intranet services. In particular, Coordinator will use its good faith efforts to negotiate modifications to existing dry utility agreements with Coordinators to include the Development within their service boundaries. Landowner acknowledges and agrees that nothing in this Agreement is intended to prohibit Coordinator, its successors or assigns or their respective subsidiaries or affiliates from investing in or owning companies formed for purposes of providing any one or more of the dry utility services contemplated in this Agreement. Landowner shall not be obligated to enter into any agreements with Coordinators, its successors or assigns, or their respective subsidiaries or affiliates to accept any dry utility services without Landowner’s written approval, in Landowner’s sole discretion.

2.        Coordination with SCW and PVU. Coordinator shall coordinate its activities and cause SCW and PVU to provide the services more fully described on Exhibit B hereto, subject to obtaining the applicable regulatory approvals. Landowner or any successor to Landowner desiring the delivery of Utility Services to any portion of the Development must enter into separate Water Facilities Extension and Wastewater Facilities Extension Agreements (the “Extension Agreements”) with SCW and PVU, respectively, at the time the Development has received plat approval from the City of Maricopa (“Plat Approval”). The Extension Agreements shall be in form attached at Exhibit D and Exhibit E. Landowner acknowledges that the

Extension Agreements require the Landowner to utilize effluent for both peak and off-peak periods.

3.        Obligations of Landowner. Landowner agrees to cooperate with Coordinator as reasonably requested by Coordinator and agrees to provide all information and documentation about the Development necessary for Coordinator to comply with its obligations under this Agreement. In addition, Landowner agrees to grant to SCW and/or PVU, as the case may be, all necessary easements and rights of way for the construction and installation and subsequent operation, maintenance and repair of the Utility Services. Such easements and rights of way shall be of adequate size, location and configuration so as to allow SCW and PVU ready and all weather access to all facilities for maintenance and repairs and other activities necessary to provide safe and reliable water and wastewater Utility Services. In addition, Landowner agrees to provide and transfer to sew any and all water rights including, but not limited to, Grandfathered Irrigation Rights, Type I rights and /or Type II rights which run with or relate to the Development and which Coordinator determines, in its sole discretion, to be useful. Further, any wells which Coordinator, in its sole discretion, deems useful, whether operational, abandoned, agricultural or otherwise, will be transferred and conveyed by Landowner to SCW at no cost to SCW or Coordinator. In addition, if Coordinator and/or SCW identify well sites, Landowner shall cause such well sites to be identified on the Plat Approval and dedicated to SCW in fee, free of all liens, claims and encumbrances of any kind or nature whatsoever. Any well sites not transferred to SCW are to be decommissioned at the Landowner’s expense. Both parties acknowledge that until effluent is available for the Development, groundwater from wells on the Development site will be utilized. The Coordinator will complete an Interim Use Permit with ADWR on behalf of the Landowners home owner association to allow the use of groundwater until effluent is available. Specific identifiable costs associated with completing the Interim Use Permit will be reimbursed by Landowner to Coordinator. Such costs may include engineering plans prepared by Landowners engineering firm for the benefit of ADWR. Lastly, Landowner will deed two (2) acres of land to SCW for the use of future water pumping, treatment and storage facilities.

4.        Payment Obligations. Landowner shall pay Coordinator the sum of $2,800.00 per equivalent dwelling unit (“EDU”) in the Development (the “Landowner Payment.”), adjusted upward based on a CPI Factor, which is defined as the Consumer Price Index – United States City Average – for All Urban Consumers – All Items published by the United States Department of Labor, Bureau of Labor Statistics (“Index”), with the Index for the month of January 2005 being treated as the base Index, plus two percent (2%). If the Index is discontinued or revised during the term of this Agreement, such other government index or computation with which it is replaced shall be utilized, and modified as necessary, to obtain substantially the same result as would be obtained if the Index had not been so discontinued or revised. For example, if the Landowner Payment was due in February 2006 and the most current available Index was 187.3 and the Index for January 2005 was 182.5, the Landowner Payment per Lot would be calculated as follows: $2,800 x 187.3/182.5 x 1.02 = $2,931.12. For the purposes of this Section 4, the number of EDUs within the Development shall be calculated as follows: (i) each single family residential lot included in the Plat Approval shall constitute one (1) EDU and (ii) each gross acre of commercial or industrial property included in the Plat Approval shall constitute four point eight (4.8) EDUs. If the payment to be made by Landowner pursuant to this Section 4 is due and owing pursuant to clause (ii) above prior to the Plat Approval, Coordinator shall reasonably calculate the Landowner Payment and Landowner shall make an initial payment based upon Coordinator’s reasonable calculation. Following the Plat Approval, Landowner and Coordinator shall reconcile the amount paid by Landowner pursuant to the preceding sentence with the actual Landowner Payment and Landowner shall pay to Coordinator or Coordinator shall pay to Landowner, as the case may be, the amount necessary to reconcile such payment. The CPI factor is only applicable to that particular unpaid portion of the $2,800 per EDU base fee.

The following describes the timing of payments for residential lots based on the base year price of $2,800 per lot. Any additional amounts due for the CPI Factor is paid as each phase is final platted.

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Of this amount, $50 per lot for all zoned lots is payable upon signing of the Infrastructure Coordination Agreement, whichever is the earlier. In the event that the property is not zoned, the Landowner may enter into this agreement, but not pay the initial $50 fee until such time as the property is zoned. At the time the City approves the Re-Zoning Application, then the initial $50 fee per lot is due and any other portion of the $2,800 fee is due if it has been triggered by the terms of this agreement.

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$200 per lot for all residential lots is payable within fifteen (15) days after the water, sewer and reclaimed water lines have been extended in accordance with Exhibit C. The Coordinator will notify the Landowner by issuance of a notice (“Start Work Notice”).

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At final plat or at the time the CC&N expansion has been approved as is evidenced by the publication of an order from the ACC, whichever is later, $2,550 per lot is payable for all lots final platted and $250 is payable for remaining lots within the development.

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For the balance of the lots to be final platted in the future, $2,300 per lot is payable at final plat. The Coordinator will true-up any discrepancy with respect to the actual number of lots at final plat against lots estimated at the time of signing this agreement. Either the Coordinator will pay the Landowner or the Landowner will pay the Coordinator that difference contemporaneous with the final payment as triggered by the final platted parcel(s) in the Development. In the event that some portion of the property closes escrow with an unaffiliated party before this payment is due then the payment amount will be held in Escrow until the Coordinator satisfies their obligation under the terms of this agreement.

•	An example of how this would calculate for a section of land included in the CC&N with 2,100 zoned residential lots developed in three phases of 700 lots each:
¡	$50 times 2,100 lots or $105,000 is due when design and engineering is to begin, or upon signing of the Infrastructure Coordination Agreement, whichever is the earlier;
¡	$200 times 2,100 lots or $420,000 is due fifteen (15) days after Coordinator mails the Start Work Notice;
¡	$2,550 times 700 final platted lots, or $1,785,000, plus $250 times remaining 1,400 preliminary platted lots, or $350,000, for a total of $2,135,000 is due at the first final plat;
¡	then, $2,300 per lot is payable when the remaining lots are final platted.

The following describes the timing of payments for commercial and industrial property based on the $2,800 per EDU base year price at 4.8 EDUs per acre. Any additional amounts due for the CPI Factor is aggregated with the total fee.

¡	Of this amount, $50 per EDU for all zoned commercial acres is payable upon signing of the Infrastructure Coordination Agreement.
¡	The remaining $2750 per EDU is payable when the City approves the “Commercial Site Plan”,
•	An example of how this would calculate for a commercial section of land with 30 acres in size would be as follows:
¡	$50 x 30 acres x 4.8 EDU/acre or $7,200 is due upon signing of the Infrastructure Coordination Agreement;
¡	$2,750 plus the CPI Factor x 30 acres 4.8 EDU/acre or $396,000 is due and payable when the City approves the Commercial Site Plan.

The parties acknowledge that additional fees will be billed to the commercial and industrial end user based upon the ultimate use of the land and fixtures thereon.

Fees payable to SCW and PVU, and reimbursement for certain costs and expenses incurred by Landowner with respect to the obtaining of Utility Services are not the subject of this Agreement shall be paid and reimbursed to the appropriate parties in accordance with the Extension Agreements.

5.        No Partnership. Coordinator and Landowner are acting as independent contractors pursuant to this Agreement. Nothing in this Agreement shall be interpreted or construed (i) to create an association, joint venture, or partnership among the parties or to impose any partnership obligation or liability upon either party, or (ii) to prohibit or limit the ability of Coordinator to enter into similar or identical agreements with other landowners, even if the activities of such landowners may be deemed to be in competition with the activities or Landowner.

6.        Default.

(a)        Landowner shall be deemed to be in material default under this Agreement upon the expiration of ten (10) days, as to monetary defaults, and thirty (30) days, as to nonmonetary defaults, following receipt of written notice from Coordinator specifying the particulars in which a default is claimed unless, prior to expiration of the applicable grace period (ten (10) days or thirty (30) days, as the case may be), such default has been cured. A default by Landowner under this Agreement shall constitute a default by Landowner under the Extension Agreements and a default by Landowner under the Extension Agreement(s) shall constitute a default under this Agreement.

(b)        In the event Landowner is in default under this Agreement, the provisions hereof may be enforced by an action for specific performance, injunction, or other equitable remedies in addition to any other remedy available at law or in equity. In this regard, in the event Landowner fails to pay any amount as and when due (including the Landowner Payment), which failure is not cured within ten (10) days after notice thereof in accordance with the provisions of Section 6(a) above, such delinquent amounts shall bear interest at the rate of fifteen percent (15%) per annum from the due date until paid. In addition, to the extent such sums remain unpaid following such ten (10) day period, Coordinator may claim a lien for such sum, together with interest thereon as set forth above, which may be foreclosed against the Development in the manner prescribed by law for the foreclosure of realty mortgages; Coordinator agreeing that as and when portions of the Property are sold, the obligations hereunder shall be bifurcated based on the land area sold and each landowner shall be solely (and not jointly) responsible for all sums owned with respect to the land areas that it owns and shall not have any obligation or liability for the failure or any other owner of any potion of the Property.

(c)        Amounts owed but not paid when due by Landowner shall be a lien against the Development. The lien shall attach and take effect only upon recordation of a claim of lien as described below in the office of the Pinal County Recorder by Coordinator. A claim of lien shall include the following:

(i)	The name of the lien claimant.

(ii)	The name of the party or then owner of the property or interest against which the lien is claimed.

(iii)	A description of the property against which the lien is claimed.

(iv)	A description of the default or breach that gives rise to the claim of lien and a statement itemizing the amount of the claim.

(v)	A statement that the lien is claimed pursuant to the provisions of this Agreement and reciting the date of recordation and recorder’s document number of this Agreement.

(vi)

The notice shall be acknowledged, and after recordation, a copy shall be given to the person against whose property the lien is claimed in any manner prescribed under Section 15 of this Agreement. The lien may be enforced in any manner allowed by law, including without limitation, by an action to foreclose a mortgage or mechanic’s lien under the applicable provisions of the laws of the State of Arizona.

(d) If the Landowner posts either (a) a bond executed by a fiscally sound corporate surety licensed to do business in the State of Arizona, or (b) an irrevocable letter of credit from a reputable financial institution licensed to do business in the State of Arizona reasonably acceptable to Coordinator, which bond or letter of credit (i) names Coordinator as the principal or payee and is in form satisfactory to Coordinator, (ii) is in the amount of one and one-half (1- 1⁄2) times the claim of lien, and (iii) unconditionally provides that it may be drawn on by Coordinator in the event of a final judgment entered by a court of competent jurisdiction in favor of Coordinator, then Coordinator shall record a release of the lien or take such action as may be reasonably required by a title insurance company requested to furnish a policy of title insurance on such property to delete the lien as an exception thereto. Landowner shall post the bond or letter of credit by delivery of same to Coordinator. All costs and expenses to obtain the bond or letter of credit, and all costs and expenses incurred by Coordinator, shall be borne by Landowner, unless Landowner is the prevailing party in any litigation challenging the claimed lien.

7.        Non Issuance of CC&N Expansion: In the unlikely event that despite the Coordinator’s best commercially reasonable efforts to obtain that necessary approval from the ACC within eighteen (18) months of the execution of this Agreement, which would allow for the Development to be included in the expansion of the SCW and PVU CC&Ns, then the Landowner at his option may terminate this Agreement without recourse to either party. Should the Landowner elect to terminate this Agreement, any funds paid by the Landowner to the Coordinator for purposes of progressing the construction of any necessary infrastructure would be refundable at that time and would be become due and payable to the Landowner within fifteen (15) days of termination of this Agreement. Any fees collected at the time of the execution of this Agreement are expressly non-refundable. In the event of termination of the Agreement, Coordinator shall remove or cause to be removed any registration of this agreement with Pinal County and waive any lien rights it may have under this Agreement.

8.        Most Favored Nation: Coordinator agrees that for the CC&N expansion contemplated to commence in the June/July 2004 timeframe in the North East portion of the City of Maricopa, that if the Coordinator enters into a Infrastructure Coordination Agreement with another landowner within Sections 30, 31, 32, 4, 5, 6, 9, 10, 11, 12 & 13, that provides pricing, terms, or conditions more favorable to that landowner than provided herein to the Landowner, Coordinator will amend this Agreement with the written consent of Landowner to include such pricing, terms, or conditions so that this Agreement is at least as favorable to the Landowner as the pricing, terms, and conditions offered to the other landowner.

9.        Attorneys’ Fees. If any dispute arises out of the subject matter of this Agreement, the prevailing party in such dispute shall be entitled to recover from the other party its costs and expenses (including reasonable attorney’s fees) incurred in litigating or otherwise resolving such dispute. The parties’ obligations under this Section shall survive the closing under this Agreement.

10.        Applicable Law; Venue; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, notwithstanding any Arizona or other conflict-of-law provisions to the contrary. The parties consent to jurisdiction for purposes of this Agreement in the State of Arizona, and agree that Maricopa County, Arizona, shall be proper venue for any action brought with respect to this Agreement.

11.        Interpretation. The language in all parts of this Agreement shall in all cases, be construed as a whole according to its fair meaning and not strictly for nor against any party. The section headings in this Agreement are for convenience only and are not to be construed as a part hereof. The parties agree that each party has reviewed this Agreement and has had the opportunity to have counsel review the same and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any amendments or any exhibits thereto. Except where specifically provided to the contrary, when used in this Agreement, the term “including” shall mean without limitation by reason of enumeration. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the person(s) or entity(ies) may require.

12.        Counterparts This Agreement shall be effective upon execution by all parties hereto and may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

13.        Entire Agreement. This Agreement constitutes the entire integrated agreement among the parties pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties with respect to such subject matter. This Agreement may not be amended except by a written instrument executed by all parties hereto.

14.        Additional Instruments. The parties hereto agree to execute, have acknowledged, and deliver to each other such other documents and instruments as may be reasonably necessary or appropriate to evidence or to carry out the terms of this Assignment.

15.        Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

16.        Incorporation by Reference. Every exhibit, schedule and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

17.        Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the party to whom the same is directed or sent by registered or certified mail, return receipt requested, addressed to the addresses set forth on the signature page hereto. Any such notice shall be deemed to be delivered, given and received for all purposes as of the date so delivered if delivered personally, or three business days after the time when the same was deposited in a regularly maintained receptacle for the deposit of United States mail, if sent by registered or certified mail, postage and charges prepaid, or if given by any other method, upon actual receipt; provided that notwithstanding the foregoing, notice of any change of address shall be effective only upon actual receipt of such notice.

18.        Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the respective parties. This Agreement constitutes a covenant running with the land, shall be binding upon the Development for the benefit of Coordinator, its successors and assigns and any person acquiring any portion of the Development, upon acquisition thereof, shall be deemed to have assumed the obligations of Landowner arising from this Agreement with respect to the Development without the necessity for the execution of any separate instrument. Coordinator shall lien the development based upon the Map of Dedication recorded in the Official Records of Pinal County, Arizona. If phases and/or parcels within the Map of Dedication are sold individually, Coordinator will ensure the lien is released and rerecorded to each phase and/or parcel. At such time as the Landowner Payment has been paid in full for that particular phase and/or parcel, Coordinator shall progressively release this Agreement of record for that particular phase and/or parcel. It is the intent of this agreement to release that portion of the lien which relates to parcels and or plats that are paid in full. In the event that the Coordinator has been paid in full for that particular parcel to which the lien relates but the lien has not yet been extinguished, the lien and the Coordinator’s rights associated with the lien shall automatically expire for each lot upon the conveyance of the lot to a purchaser with a dwelling unit constructed thereon.

[Signatures are on the following page.]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

COORDINATOR:
Global Water Resources, LLC a Delaware Limited Liability Company

By:	/s/ Cindy M. Liles
Cindy M. Liles
Vice-President

LANDOWNER:
JNAN, LLC an Arizona limited liability company

By:

	Its	Manager

STATE OF     ARIZONA        )

                                                  ) ss.

County of     MARICOPA       )

on July 6, 2004, before me, Judith P. Walker, a Notary Public in and for said state, personally appeared Anthony J. Maggio, personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacities, and that by their signatures on the instrument, the persons, or the entity upon behalf of which the persons acted, executed the instrument.

WITNESS my hand and official seal.

/s/ Judith P. Walker
Notary Public in and for said State

My Commission Expires:
11/05/06

STATE OF   Arizona        )

                                            ) ss.

County of     Maricopa       )

On July 23, 2004, before me, Shaylyn Williams, a Notary Public in and said state, personally appeared Cindy Liles, personally known to me (or proved to me on the basis of satisfactory evidence o be the persons whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacities, and that by their signatures on the instrument, the persons, or the entity upon behalf of which the persons acted, executed the instrument.

WITNESS my hand and official seal.

/s/ Shaylyn Williams
Notary Public in and for said State

My Commission Expires:
March 23, 2008

Notary Public State of Arizona Maricopa County Shaylyn Williams Expires March 23, 2008

EXHIBIT A

INFRASTRUCTURE COORDINATION AGREEMENT

LEGAL DESCRIPTION OF DEVELOPMENT

Approximately 617 acres in Section 29, Township 4 South, Range 4 East anticipated for residential use and included in the 640 acres within Parcel # 502-03-01106.

EXHIBIT B

INFRASTRUCTURE COORDINATION AGREEMENT

DESCRIPTION OF SCW AND PVU SERVICES TO BE COORDINATED BY Coordinator

SCW

-	Expand the existing CC&N water service area to include the Development

-	Prepare a master water plan with respect to the Development

-	Confirm and or develop sufficient water plant capacity for the Development

-	Extend a water distribution main line to the Delivery Point

-	Provide will-serve letters to applicable governmental agencies necessary for final plat approvals with a schedule of commitment dates personalized for the Development

-	Obtain a 100-year assured water supply and Certificate of Designation required for final plat approvals and Department of Real Estate approvals

-	Provide expedited final subdivision plat water improvement plan check and coordination with the Arizona Department of Environmental Quality for Approvals to Construct

-	Obtain/Develop facilities extension agreement for construction of infrastructure within the Development (subject to reimbursement)

PVU

-	Expand the existing CC&N wastewater service area to include the Development

-	Prepare a master wastewater plan with respect to the Development

-	Develop a master reclaimed water treatment, retention, and distribution plan

-	Confirm and or develop sufficient wastewater plant capacity for the Development

-	Extend a wastewater collection system mainline to the Delivery Point

-	Extend a reclaimed water line to a water storage facility within the Development

-	Provide all permitting and regulatory approvals including but not limited to an Aquifer Protection Permit and Central Arizona Association of Governments (CAAG) 208 Water Quality Plan

-	Provide will-serve letters to applicable governmental agencies necessary for final plat approvals with a schedule of commitment dates personalized for the Development

-	Provide expedited final subdivision plat wastewater improvement plan check and coordination with the Arizona Department of Environmental Quality for Approvals to Construct

-	Obtain/Develop facilities extension agreement for construction of infrastructure within the property boundaries and is subject to reimbursement

EXHIBIT C

INFRASTRUCTURE COORDINATION AGREEMENT

MILESTONE SCHEDULE

SANTA CRUZ WATER COMPANY, LLC

Subject to Force Majure, by 31 March 2005, SCW will have extended water lines to the Northwest comer of Section 29, Township 4 South, Range 4 East, with planned sufficient capacity to serve the Development to meet its intended use.

PALO VERDE UTILITY COMPANY, LLC

SANITARY SEWER

Subject to Force Majure, by 31 March 2005, PVU will have extended sewer lines to the Northwest comer of Section 29, Township 4 South, Range 4 East, with planned sufficient capacity to serve the Development to meet its intended use.

RECLAIMED WATER

PVU will coordinate with Landowner for the construction of a reclaimed water distribution line (at PVU’s cost) to the Landowner’s storage facility located on the Development. PVU anticipates that this line will be installed in conjunction with the potable water and sewer lines.

EXHIBIT D

INFRASTRUCTURE COORDINATION AGREEMENT

LINE EXTENSION AGREEMENT – SANTA CRUZ WATER COMPANY

WATER FACILITIES EXTENSION AGREEMENT

This Agreement is made this              day of                     , 2004 by and between SANTA CRUZ WATER COMPANY, L.L.C. an Arizona limited liability company (“Company”), and                     , an                     (“Developer”).

RECITALS:

A.         Developer desires that water utility service be extended to and for its real estate development located in Parcel             of          consisting of          (single family, multifamily, or commercial) lots, in Pinal County within the general vicinity of the City of Maricopa, Arizona (the “Development”). A legal description for the Development is attached hereto as Exhibit “A” and incorporated herein by this reference. The Development is located within Company’s Certificate of Convenience and Necessity (“CC&N”).

B.         Company is a public service corporation as defined in Article XV, Section 2 of the Arizona Constitution which owns and operates water utility facilities and holds a CC&N from the Commission granting Company the exclusive right to provide water utility service within unincorporated portions of Pinal County, Arizona.

C.         Subject to the terms and conditions set forth hereinafter, Developer is willing to construct and install facilities within the Development necessary to extend water utility service to and within the Development, which facilities shall connect to the Company’s system as generally shown on the map attached hereto as Exhibit “B.” Company is willing to provide water utility service to the Development in accordance with relevant law, including the rules and regulations of the Commission on the condition that Developer fully and timely perform the obligations and satisfy the conditions and requirements set forth below.

COVENANTS AND AGREEMENTS:

NOW, THEREFORE, in consideration of the following covenants and agreements, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.         Construction of Facilities. Developer agrees to construct and install water distribution mains and pipelines, valves, booster stations, hydrants, fittings, service lines and all other related facilities and improvements necessary to provide water utility service to each lot or building within the Development as more particularly described in Exhibit “C” attached hereto and incorporated herein by this reference (referred to hereinafter as the “Facilities”). The Facilities shall connect to the Company’s system at the point shown on the approved plans as generally depicted on the map attached hereto as Exhibit “B,” and shall be designed and constructed within the Development in a manner which allows the provision of safe and reliable water utility service to each lot therein. Subject to the terms and conditions set forth herein (including, without limitation, Company’s rights of plan review and approval and inspection of final construction), Developer shall be responsible for all construction activities associated with the Facilities, and Developer shall be liable for and pay when due all costs, expenses, claims and liabilities associated with the construction and installation of the Facilities.

2.         Construction Standards and Requirements. The Facilities shall meet and comply with Company’s standards and specifications, and all engineering plans and specifications for the Facilities shall be approved by Company and its engineers (“Company’s Engineer”), prior to the commencement of construction. Company and Company’s Engineer shall review the plans and specifications and shall provide any requirements or comments as soon as practicable. Developer shall require that its contractor be bound by and conform to the plans and specifications for the Facilities as finally approved by Company. The construction and installation of the Facilities shall be in conformance with the applicable regulations of the Arizona Department of Environmental Quality (“ADEQ”), the Commission, and any other governmental authority having jurisdiction thereover.

3.         Right of Inspection; Corrective Action. Company shall have the right to have Company’s Engineer inspect and test the Facilities at reasonable times during the course of construction as necessary to ensure conformance with plans and specifications. If at any time before the final acceptance by Company of the Facilities any construction, materials or workmanship are found to be defective or deficient in any way, or the Facilities fail to conform to this Agreement, then Company may reject such defective or deficient construction, materials and/or workmanship and require Developer to fully pay for all necessary corrective construction efforts (“Corrective Action”). Company reserves the right to withhold approval and to forbid connection of any defective portion of the Facilities to Company’s system unless and until the Facilities have been constructed in accordance with plans and specifications and all applicable regulatory requirements. Further, Developer shall promptly undertake any Corrective Action required to remedy such defects and deficiencies in construction, materials and workmanship upon receipt of notice by Company. The foregoing notwithstanding, Company shall not unreasonably withhold or delay acceptance of the Facilities.

4.         Transfer of Ownership. Upon completion and approval of the as-built Facilities by Company and any other governmental authority whose approval is required, Developer shall transfer all right, title and interest in the Facilities to Company via a bill of sale in a form satisfactory to Company. Thereafter, Company shall be the sole owner of the Facilities and be responsible for their operation, maintenance and repair. Company’s ownership and responsibility shall include all distribution mains and/or related appurtenances within the Development up to the point of connection to the service line of each customer receiving service. Maintenance and repair of each service line, which lines are not part of the Facilities, shall be Developer’s, the Development’s or each individual customers’ responsibility. All work performed by or on behalf of Developer shall be warranted by Developer for one year from the date of transfer of the Facilities to Company against defects in materials and workmanship. Developer shall also covenant, at the time of transfer, that the Facilities are free and clear of all liens and encumbrances, and unless the time period for filing lien claims has expired, shall provide evidence in the form of lien waivers that all claims of contractors, subcontractors, mechanics and materialmen have been paid and satisfied.

5.         Final As-Built Drawings and Accounting of Construction Costs. Immediately following completion and approval of the Facilities, Developer shall provide Company with three sets of as-built drawings and specifications for the Facilities and a reproducible copy of such drawings. Developer shall also provide an accounting of the cost of constructing and installing the Facilities, which amount shall be refundable in accordance with paragraph 8, below. Company shall have no obligation to furnish service to the Development or to accept the transfer of the Facilities until Developer has complied with this paragraph.

6.         Easements. Developer shall be responsible for obtaining all necessary easements and rights-of-way for the construction and installation, and subsequent operation, maintenance and repair of the Facilities. Such easements and rights-of-way shall be of adequate size, location, and configuration so as to allow Company ready access to the Facilities for maintenance and repairs and other activities necessary to provide safe and reliable water utility service. Such easements and rights-of-way shall be provided to Company by Developer at the same time as Developer transfers ownership of the Facilities pursuant to paragraph 4, above. At the time of transfer, all easements and rights-of-way shall be free of physical encroachments, encumbrances or other obstacles. Company shall have no responsibility to obtain or secure on Developer’s behalf any such easements or rights-of-way.

7.         Reimbursement for Engineering and Other Fees and Expenses. Developer shall also reimburse Company for the costs, expenses and fees, including legal fees and costs that are incurred by Company for preparation of this Agreement, for reviewing and approving the plans and specifications for the Facilities to be constructed by Developer, for inspecting the Facilities during construction and other supervisory activities undertaken by Company, for obtaining any necessary approvals from governmental authorities (collectively the “Administrative Costs”). For such purpose, Developer has previously paid to Company the sum of Seven Thousand Five Hundred Dollars ($7,500), the receipt of which is hereby acknowledged. Developer shall provide additional advances to Company, as may be requested by Company in writing from time-to-time, to reimburse Company for any additional Administrative Costs it incurs. All amounts paid to Company pursuant to this provision shall constitute advances in aid of construction and be subject to refund pursuant to paragraph 8, below.

8.         Refunds of Advances. Company shall refund annually to Developer an amount equal to seven percent (7%) of the gross annual revenues received by Company from the provision of water utility service to each bona fide customer within the Development. Such refunds shall be paid by Company on or before the first day of August, commencing in the fourth calendar year following the calendar year in which title to the Facilities is transferred to and accepted by Company and continuing thereafter in each succeeding calendar year for a total of twenty-two (22) years. No interest shall accrue or be payable on the amounts to be refunded hereunder, and any unpaid balance remaining at the end of such twenty-two year period shall be non-refundable. In no event shall the total amount of the refunds paid by Company hereunder exceed the total amount of all advances made by Developer hereunder. For the purposes of this provision, the total amount of Developer’s advances shall be equal to Developer’s actual cost of constructing the Facilities, less the costs of any corrective action as defined in paragraph 3 above, the costs of curing any defects arising during the warranty period, as provided herein, and the costs of any unreasonable overtime incurred in the construction of the Facilities, above, and the amounts paid by Developer to Company for Administrative Costs pursuant to paragraph 7, above.

9.         Company’s Obligation to Serve. Subject to the condition that Developer fully perform its obligations under this Agreement, Company shall provide water utility service to all customers within the Development in accordance with Company’s tariffs and schedule of rates and charges for service, the rules and regulations of the Commission and other regulatory authorities and requirements. However, Company shall have no obligation to accept and operate the Facilities in the event Developer fails to make any payment provided in this Agreement, fails to construct and install the Facilities in accordance with Company’s standards and specifications and in accordance with the applicable rules and regulations of ADEQ, the Commission or any other governmental authority having jurisdiction thereover, or otherwise fails to comply with the terms and conditions of this Agreement. Developer acknowledges and understands that Company will not establish service to any customer within the Development until such time as Company has accepted the transfer of the Facilities, and all amounts that Developer is required to pay Company hereunder have in fact been paid. The foregoing notwithstanding, the Company shall not terminate service to any customer within the Development to whom service has been properly established as a consequence of any subsequent breach or nonperformance by Developer hereunder.

10.         Liability for Income Taxes. In the event it is determined that all or any portion of Developer’s advances in aid of construction hereunder constituted taxable income to Company as of the date of this Agreement or at the time Company actually receives such advances hereunder, Developer will advance funds to Company equal to the income taxes resulting from Developer’s advance hereunder. These funds shall be paid to Company within twenty (20) days following notification to Developer that a determination has been made that any such advances constitute taxable income, whether by virtue of any determination or notification by a governmental authority, amendment to the Internal Revenue Code, any regulation promulgated by the Internal Revenue Service, or similar change to any statute, rule or regulation relating to this matter. Such notification shall include documentation reasonably necessary to substantiate the Company’s liability for income taxes resulting from the Developer’s advances in aid of construction under this Agreement. In the event that additional funds are paid by Developer under this paragraph, such funds shall also constitute advances in aid of construction. In addition, Developer shall indemnify and hold Company harmless for, from and against any tax related interest, fines and penalties assessed against Company and other costs and expenses incurred by Company as a consequence of late payment by Developer of amounts described above.

11.         Notice. All notices and other written communications required hereunder shall be sent to the parties as follows:

COMPANY:

Santa Cruz Water Company, L.L.C.

Attn: Cindy M. Liles, Vice President

22601 N. 19th Avenue

Suite 210

Phoenix, Arizona 85027

DEVELOPER:

Each party shall advise the other party in writing of any change in the manner in which notice is to be provided hereunder.

12.         Governing Law. This Agreement, and all rights and obligations hereunder, shall be subject to and governed by the rules and regulations of the Commission relating to domestic water utilities and generally shall be governed by and construed in accordance with the laws of the State of Arizona. Developer understands and acknowledges that Company’s rates and charges, and other terms and conditions applicable to its provision of utility service, may be modified from time-to-time by order of the Commission. Company shall provide Developer with copies of such orders that may affect Developer’s rights and obligations hereunder.

13.         Time is of the Essence. Time is and shall be of the essence of this Agreement.

14.         Indemnification: Risk of Loss. Developer shall indemnify and hold Company harmless for, from and against any and all claims, demands and other liabilities and expenses (including attorneys’ fees and other costs of litigation) arising out of or otherwise relating to Developer’s failure to comply with any of the terms and conditions contained herein, including (without limitation) Company’s refusal to serve any unit within the Development based on Developer’s failure to pay all amounts required hereunder in a timely manner. Developer’s duty to indemnify Company shall extend to all construction activities undertaken by Developer, its contractors, subcontractors, agents, and employees hereunder.

15.        Successors and Assigns. This Agreement may be assigned by either of the parties provided that the assignee agrees in writing to be bound by and fully perform all of the assignor’s duties and obligations hereunder. This Agreement and all terms and conditions contained herein shall be binding upon and shall inure to the benefit of the successors and assigns of the parties.

16.        Dispute Resolution. The parties hereto agree that each will use good faith efforts to resolve, through negotiation, disputes arising hereunder without resorting to mediation, arbitration or litigation.

17.        Integration: One Agreement. This Agreement supersedes all prior agreements, contracts, representations and understandings concerning its subject matter, whether written or oral.

18.        Attorneys’ Fees. The prevailing party in any litigation or other proceeding concerning or related to this Agreement, or the enforcement thereof, shall be entitled to recover its costs and reasonable attorneys’ fees.

19.        Authority to Perform. Company represents and warrants to Developer that Company has the right, power and authority to enter into and fully perform this Agreement. Developer represents and warrants to Company that Developer has the right, power and authority to enter into and fully perform this Agreement.

DEVELOPER:	COMPANY:

SANTA CRUZ WATER COMPANY, L.L.C.
an Arizona limited liability company

By		By
	Its		Cindy Liles
Its: Vice President

EXHIBIT “A”

Legal Description

EXHIBIT “B”

Point(s) of Connection

EXHIBIT “C”

Water Facilities Budget

(Required to be completed by Developer prior to execution of agreement)

Item	QTY	UNIT	UNIT $	TOTAL $
8” C-900, Class 150 Water Main		LF
8” Valve Box & Cover		EA
Fire Hydrant, Complete		EA
3 / 4” Double Water Service		EA
3 / 4” Single Water Service		EA
1 1⁄2’ Landscape service		EA
2” Landscape service		EA
1” Landscape service		EA

Subtotal
Sales Tax

Total

EXHIBIT E

INFRASTRUCTURE COORDINATION AGREEMENT

LINE EXTENSION AGREEMENT   –   PALO VERDE UTILITIES COMPANY

SEWER FACILITIES EXTENSION AGREEMENT

This Agreement is made this              day of                                 , 2004 by and between PALO VERDE UTILITIES COMPANY, L.L.C. an Arizona limited liability company (“Company”),                                          , an                                                   (“Developer”).

RECITALS:

A.         Developer desires that sewer utility service be extended to and for its real estate development located in Parcel          of                                  consisting of          (single family, multi-family or commercial) lots, in Pinal County within the general vicinity of the City of Maricopa, Arizona (the “Development”). A legal description for the Development is attached hereto as Exhibit “A” and incorporated herein by this reference. The Development is located within Company’s Certificate of Convenience and Necessity (“CC&N”).

B.         Company is a public service corporation as defined in Article XV, Section 2 of the Arizona Constitution which owns and operates a sewage treatment plant and collection system and holds a CC&N from the Commission granting Company the exclusive right to provide sewer utility service within unincorporated portions of Pinal County, Arizona.

C.         Developer is willing to construct and install facilities within the Development necessary to extend sewer utility service to and within the Development which facilities shall connect to the Company’s system as generally shown on the map attached hereto as Exhibit “B.” Company is willing to provide sewer utility service to the Development in accordance with relevant law, including the rules and regulations of the Commission on the condition that Developer fully and timely perform the obligations and satisfy the conditions and requirements set forth below.

COVENANTS AND AGREEMENTS:

NOW, THEREFORE, in consideration of the following covenants and agreements, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

20.         Construction of Facilities. Developer agrees to construct and install sewage collection mains, manholes, pumping stations and/or such other facilities and improvements necessary to provide sewer utility service to each lot or building within the Development as more particularly described in Exhibit “C” attached hereto and incorporated herein by this reference (referred to hereinafter as the “Facilities”). The Facilities shall connect to the Company’s system at the point shown on the approved plans as generally depicted on the map attached hereto as Exhibit “B,” and shall be designed and constructed within the Development in a manner which allows the provision of safe and reliable sewer utility service to each lot therein. Subject to the terms and conditions set forth herein (including, without limitation, Company’s rights of plan review and approval and inspection of final construction), Developer shall be responsible for all construction activities associated with the Facilities, and Developer shall be liable for and pay when due all costs, expenses, claims and liabilities associated with the construction and installation of the Facilities.

21.         Construction Standards and Requirements. The Facilities shall meet and comply with Company’s standards and specifications, and all engineering plans and specifications for the Facilities shall be approved by Company and its engineers (“Company’s Engineer”) prior to the commencement of construction. Company and Company’s Engineer shall review the plans and specifications and shall provide any requirements or comments as soon as practicable. Developer shall require that its contractor be bound by and conform to the plans and specifications for the Facilities as finally approved by Company. The construction and installation of the Facilities shall be in conformance with the applicable regulations of the Arizona Department of Environmental Quality (“ADEQ”), the Commission, and any other governmental authority having jurisdiction thereover.

22.         Right of Inspection; Corrective Action. Company shall have the right to have Company’s Engineer inspect and test the Facilities at reasonable times during the course of construction as necessary to ensure conformance with plans and specifications. If at any time before the final acceptance by Company of the Facilities any construction, materials or workmanship are found to be defective or deficient in any way, or the Facilities fail to conform to this Agreement, then Company may reject such defective or deficient construction, materials and/or workmanship and require Developer to fully pay for all necessary corrective construction efforts (“Corrective Action”). Company reserves the right to withhold approval and to forbid connection of any defective portion of the Facilities to Company’s system unless and until the Facilities have been constructed in accordance with plans and specifications and all applicable regulatory requirements. Further, Developer shall promptly undertake any Corrective Action required to remedy such defects and deficiencies in construction, materials and workmanship upon receipt of notice by Company. The foregoing notwithstanding, Company shall not unreasonably withhold or delay acceptance of the Facilities.

23.         Transfer of Ownership. Upon completion and approval of the as-built Facilities by Company and any other governmental authority whose approval is required, Developer shall transfer all right, title and interest in the Facilities to Company via a bill of sale in a form satisfactory to Company. Company, in its sole discretion, may require Developer to conduct a video inspection of any of the Facilities prior to final approval and acceptance to ensure that no breaks or similar defects exist. Thereafter, Company shall be the sole owner of the Facilities and be responsible for their operation, maintenance and repair. Company’s ownership and responsibility shall include all pumping stations, manholes, collection and transmission mains and/or related appurtenances within the Development up to the point of connection of the sewer line of each customer receiving service to the collection main. Maintenance and repair of each sewer service line, which lines are not part of the Facilities, shall be Developer’s, the Development’s or each individual customers’ responsibility. All work performed by or on behalf of Developer shall be warranted by Developer for one year from the date of transfer of the Facilities to Company against defects in materials and workmanship. Developer shall also covenant, at the time of transfer, that the Facilities are free and clear of all liens and encumbrances, and unless the time period for filing lien claims has expired, shall provide evidence in the form of lien waivers that all claims of contractors, subcontractors, mechanics and materialmen have been paid and satisfied.

24.         Final As-Built Drawings and Accounting of Construction Costs. Immediately following completion and approval of the Facilities, Developer shall provide Company with three sets of as-built drawings and specifications for the Facilities and a reproducible copy of such drawings. Developer shall also provide an accounting of the cost of constructing and installing the Facilities, which amount shall be refundable in accordance with paragraph 8, below. Company shall have no obligation to furnish service to the Development or to accept the transfer of the Facilities until Developer has complied with this paragraph.

25.         Easements. Developer shall be responsible for obtaining all necessary easements and rights-of-way for the construction and installation, and subsequent operation, maintenance and repair of the Facilities. Such easements and rights-of-way shall be of adequate size, location, and configuration so as to allow Company ready access to the Facilities for maintenance and repairs and other activities necessary to provide safe and reliable sewer utility service. Evidence of such easements and rights-of-way shall be provided to Company by Developer at the same time as Developer transfers ownership of the Facilities pursuant to paragraph 4, above. At the time of transfer, all easements and rights-of-way shall be free of physical encroachments, encumbrances or other obstacles. Company shall have no responsibility to obtain or secure on Developer’s behalf any such easements or rights-of-way.

26.         Reimbursement for Engineering and Other Fees and Expenses. Developer shall also reimburse Company for the costs, expenses and fees, including legal fees and costs that are incurred by Company for preparation of this Agreement, for reviewing and approving the plans and specifications for the Facilities to be constructed by Developer, for inspecting the Facilities during construction and other supervisory activities undertaken by Company, for obtaining any necessary approvals from governmental authorities (collectively the “Administrative Costs”). For such purpose, Developer has previously paid to Company the sum of Seven Thousand Five Hundred Dollars ($7,500), the receipt of which is hereby acknowledged. Developer shall provide additional advances to Company, as may be requested by Company in writing from time-to-time, to reimburse Company for any additional Administrative Costs it incurs. All amounts paid to Company pursuant to this provision shall constitute advances in aid of construction and be subject to refund pursuant to paragraph 8, below.

27.          Refunds of Advances. Company shall refund annually to Developer an amount equal to two and one-half percent (2.5%) of the gross annual revenues received by Company from the provision of sewer utility service to each bona fide customer within the Development. Such refunds shall be paid by Company on or before the first day of August, commencing in the fourth calendar year following the calendar year in which title to the Facilities is transferred to and accepted by Company and continuing thereafter in each succeeding calendar year for a total of twenty-two (22) years. No interest shall accrue or be payable on the amounts to be refunded hereunder, and any unpaid balance remaining at the end of such twenty-two year period shall be non-refundable. In no event shall the total amount of the refunds paid by Company hereunder exceed the total amount of all advances made by Developer hereunder. For the purposes of this provision, the total amount of Developer’s advances shall be equal to Developer’s actual cost of constructing the Facilities, less the costs of any corrective action as defined in paragraph 3 above, the costs of curing any defects arising during the warranty period, as provided herein, and the costs of any unreasonable overtime incurred in the construction of the Facilities, above, and the amounts paid by Developer to Company for Administrative Costs pursuant to paragraph 7, above.

28.         Company’s Obligation to Serve. Subject to the condition that Developer fully perform its obligations under this Agreement, Company shall provide sewer utility service to all customers within the Development in accordance with Company’s tariffs and schedule of rates and charges for service, the rules and regulations of the Commission and other regulatory authorities and requirements. However, Company shall have no obligation to accept and operate the Facilities in the event Developer fails to make any payment provided in this Agreement, fails to construct and install the Facilities in accordance with Company’s standards and specifications and in accordance with the applicable rules and regulations of ADEQ, the Commission or any other governmental authority having jurisdiction thereover, or otherwise fails to comply with the terms and conditions of this Agreement. Developer acknowledges and understands that Company will not establish service to any customer within the Development until such time as

Company has accepted the transfer of the Facilities, and all amounts that Developer is required to pay Company hereunder have in fact been paid. The foregoing notwithstanding, the Company shall not terminate service to any customer within the Development to whom service has been properly established as a consequence of any subsequent breach or nonperformance by Developer hereunder.

29.         Liability for Income Taxes. In the event it is determined that all or any portion of Developer’s advances in aid of construction hereunder constituted taxable income to Company as of the date of this Agreement or at the time Company actually receives such advances hereunder, Developer will advance funds to Company equal to the income taxes resulting from Developer’s advance hereunder. These funds shall be paid to Company within twenty (20) days following notification to Developer that a determination has been made that any such advances constitute taxable income, whether by virtue of any determination or notification by a governmental authority, amendment to the Internal Revenue Code, any regulation promulgated by the Internal Revenue Service, or similar change to any statute, rule or regulation relating to this matter. Such notification shall include documentation reasonably necessary to substantiate the Company’s liability for income taxes resulting from the Developer’s advances in aid of construction under this Agreement. In the event that additional funds are paid by Developer under this paragraph, such funds shall also constitute advances in aid of construction. In addition, Developer shall indemnify and hold Company harmless for, from and against any tax related interest, fines and penalties assessed against Company and other costs and expenses incurred by Company as a consequence of late payment by Developer of amounts described above.

30.         Notice. All notices and other written communications required hereunder shall be sent to the parties as follows:

COMPANY:

Palo Verde Utilities Company, L.L.C.
Attn: Cindy M. Liles, Vice President
22601 N. 19th Avenue
Suite 210
Phoenix, Arizona 85027

DEVELOPER:

Each party shall advise the other party in writing of any change in the manner in which notice is to be provided hereunder.

31.         Governing Law. This Agreement, and all rights and obligations hereunder, shall be subject to and governed by the rules and regulations of the Commission relating to domestic sewer utilities and generally shall be governed by and construed in accordance with the laws of the State of Arizona. Developer understands and acknowledges that Company’s rates and charges, and other terms and conditions applicable to its provision of utility service, may be modified from time-to-time by order of the Commission. Company shall provide Developer with copies of such orders that may affect Developer’s rights and obligations hereunder.

32.         Time is of the Essence. Time is and shall be of the essence of this Agreement.

33.         Indemnification: Risk of Loss. Developer shall indemnify and hold Company harmless for, from and against any and all claims, demands and other liabilities and expenses (including attorneys’ fees and other costs of litigation) arising out of or otherwise relating to Developer’s failure to comply with any of the terms and conditions contained herein, including (without limitation) Company’s refusal to serve any unit within the Development based on Developer’s failure to pay all amounts required hereunder in a timely manner. Developer’s duty to indemnify Company shall extend to all construction activities undertaken by Developer, its contractors, subcontractors, agents, and employees hereunder.

34.         Successors and Assigns. This Agreement may be assigned by either of the parties provided that the assignee agrees in writing to be bound by and fully perform all of the assignor’s duties and obligations hereunder. This Agreement and all terms and conditions contained herein shall be binding upon and shall inure to the benefit of the successors and assigns of the parties.

35.        Dispute Resolution. The parties hereto agree that each will use good faith efforts to resolve, through negotiation, disputes arising hereunder without resorting to mediation, arbitration or litigation.

36.         Integration: One Agreement. This Agreement supersedes all prior agreements, contracts, representations and understandings concerning its subject matter, whether written or oral.

37.         Attorneys’ Fees. The prevailing party in any litigation or other proceeding concerning or related to this Agreement, or the enforcement thereof, shall be entitled to recover its costs and reasonable attorneys’ fees.

38.         Authority to Perform. Company represents and warrants to Developer that Company has the right, power and authority to enter into and fully perform this Agreement. Developer represents and warrants to Company that Developer has the right, power and authority to enter into and fully perform this Agreement.

DEVELOPER:	COMPANY:

PALO VERDE UTILITIES COMPANY, L.L.C.,
an Arizona limited liability company

By	By
Its	Cindy M. Liles
Its: Vice President

EXHIBIT “A”

Legal Description

EXHIBIT “B”

Point(s) of Connection

EXHIBIT “C”

Wastewater Facilities Budget

(Required to be completed by Developer prior to execution of agreement

Item	QTY	UNIT	UNIT $	TOTAL $
8” SDR 35 Sewer Main		LF
10” SDR 35 Sewer Main		LF
4’ Manhole		EA
Sewer Cleanout		EA
4” Sewer Service		EA

Subtotal
Sales Tax

Total